Exhibit 2
Execution Copy
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (the “Agreement”) is dated as of August 1, 2008 by and among ACT-DE LLC, a Delaware limited liability company (“HIG”), the other “Buyer” parties identified on Schedule 1 hereto (collectively with HIG, the “Buyers”), and ENCOMPASS GROUP AFFILIATES, INC., formerly ADVANCED COMMUNICATIONS TECHNOLOGIES, INC., a Florida corporation (the “Company”).
RECITALS:
     The parties have reached an agreement pursuant to which the Buyers shall make an investment in the Company, and the Company shall issue and sell to the Buyer shares of Series E Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), of the Company all in accordance with the terms hereof.
AGREEMENT:
     NOW, THEREFORE, in consideration of the mutual premises herein set forth and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
          1. ISSUANCE OF SHARES AND RELATED TRANSACTIONS.
          1.1. Issuance of Shares. At Closing (as defined below), subject to the terms, restrictions and conditions of this Agreement, each Buyer shall purchase from the Company, and the Company shall sell, issue and deliver to each Buyer the number of shares of Series E Preferred Stock (the “Buyer Stock”) set forth on Schedule 1 hereto, which shall have the rights and designations set forth in the Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”). The Buyer Stock shall be sold by the Company to the Buyers free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description (collectively, “Encumbrances”).
          1.2. Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Buyer Stock shall be $4,166.66 per share and shall be paid by the Buyers to the Company in immediately available funds on the Closing Date (as set forth in Section 1.3 hereof).
          1.3. Closing. The parties to this Agreement shall consummate the transactions contemplated by this Agreement at an initial closing (the “Closing”) to be held on August 1, 2008. The date of the initial Closing is referred to herein as the “Closing Date.” The Closing shall take place at the offices of counsel to HIG, or at such other place as may be mutually agreed upon by the Buyers and the Company. At the Closing:
          (a) The Company shall deliver to the Buyers a filed copy of the Certificate of Designation certified by the Florida Department of State.
          (b) The Company shall deliver to each Buyer certificates representing the Buyer Stock (as set forth on Schedule 1), free and clear of any Encumbrances.

          (c) The Buyers shall pay to the Company the Purchase Price by wire transfer of immediately available funds to an account to be designated by the Company.
          1.4. Subsequent Closing. The Company may sell additional shares of Series E Preferred Stock to the holders of the Company’s Series D Preferred Stock (the “Series D Stockholders”) set forth on Schedule 1A hereto in up to the amounts set forth on such schedule at a subsequent Closing to be held not later than August 13, 2008 (the “Subsequent Closing”). The Buyers, other than HIG, may elect to purchase at the Subsequent Closing, for the Purchase Price per share, any or all of the shares of Series E Preferred Stock described on Schedule 1A that are not purchased by the Series D Stockholders. The Company will notify such Buyers of the number of such shares that will not be purchased by the Series D Stockholders at the Subsequent Closing not later than August 8, 2008. Any such Buyer shall notify the Company of its election to purchase such shares not later than two (2) business days after the delivery of such notice by the Company. Unless otherwise agreed to among such Buyers, any such shares shall be purchased by such Buyers pro rata based on the number shares purchased by each such Buyer at the initial Closing. At the Subsequent Closing (if any), (i) each Series D Stockholder purchasing shares of Series E Preferred Stock shall execute a joinder to this Agreement (in a form satisfactory to the Company) as a “Buyer” hereunder for purposes of the Subsequent Closing, (ii) each Buyer participating in the Subsequent Closing shall pay to the Company, by wire transfer of immediately available funds to an account to be designated by the Company, the aggregate Purchase Price for the shares to be purchased by such Buyer and (iii) the Company shall deliver to each such Buyer certificates representing the Buyer Stock purchased by such Buyer at the subsequent Closing, free and clear of any Encumbrances.
          2. ADDITIONAL COVENANTS.
          2.1. Public Announcements. The parties will consult with each other before issuing any press releases or otherwise making any public statement with respect to this Agreement or any of the transactions contemplated hereby and no party will issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by law or by the rules and regulations of any governmental authority or securities exchange.
          2.2. Access and Inspection, Etc. The Company shall allow the Buyers and their authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the properties, books, contracts, commitments and records of the Company for the purpose of making such investigations as the Buyers may reasonably request in connection with the transactions contemplated hereby, and shall cause the Company to furnish any Buyer with such information concerning its affairs as such Buyer may reasonably request. The Company has caused and shall cause its personnel to assist the Buyers in making such investigation and shall use their best efforts to cause the counsel, accountants and other non-employee representatives of the Company to be reasonably available to Buyers for such purposes.
          2.3. Further Assurances. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, to issue the Buyer Stock and to consummate the transactions contemplated by this Agreement.
          2.4. Notification. Each party to this Agreement shall promptly notify the other parties in writing of the occurrence, or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect. The Company will promptly notify the Buyers of any event that could have a material adverse effect on the business, assets, financial condition or prospects of the Company. The Company shall have the right to update the Schedules to this Agreement immediately prior to Closing; provided, that if such update discloses any breach of a representation, warranty, covenant or obligation of the Company, then the Buyers shall have the right to then exercise its available rights and remedies hereunder.
          3. REPRESENTATIONS, COVENANTS AND WARRANTIES OF THE COMPANY.
     To induce Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to and covenants with the Buyers, as of the Closing, as follows:
          3.1. Organization; Compliance. The Company and each Subsidiary (as defined below) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each Subsidiary is: (a) entitled to own or lease its properties and to carry on its business in all material respects as and in the places where such business is now conducted, and (b) duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary.
          3.2. Capitalization and Related Matters.
          (a) The Company has an authorized capital consisting of 230,000,000,000 shares of Common Stock and 25,000,000 shares in total of Series A-2 Convertible Preferred Stock, Series D Convertible Preferred Stock, Series C Preferred Stock and collectively with the Series E Preferred Stock, “Preferred Stock”, of which 13,489,918,237 shares of Common Stock and 3,000 shares of Preferred Stock are issued and outstanding as of the date hereof (after giving effect to the transactions contemplated hereby) as set forth on Schedule 3.2(a) hereto. All of the outstanding shares of the Company’s capital stock are, and immediately after the Closing will be, validly issued and outstanding, fully paid and non-assessable. No such stock (i) was issued in violation of the preemptive rights of any shareholder or (ii) is held as treasury stock. All of the outstanding capital stock of the Company was issued in compliance with all applicable federal and state securities or “blue sky” laws and regulations.
          (b) Except as set forth on Schedule 3.2(b) hereto, there are no outstanding securities convertible into Common Stock or any other capital stock of the Company nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, such capital stock or securities convertible into such capital stock (collectively, “Securities Rights”). Except as set forth on Schedule 3.2 hereto the Company (i) is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock; or (ii) has no liability for dividends or other distributions declared or accrued, but unpaid, with respect to any capital stock.
          (c) Except as set forth on Schedule 3.2(c) hereto, the Company is not a party to any agreement, understanding or arrangement, direct or indirect, relating to any class or series of the Company’s capital stock, including, without limitation, any voting agreement, restriction on resale, shareholder agreement or registration rights agreement.
          3.3. Subsidiaries and Investments.
          (a) Schedule 3.3(a) sets forth, with respect to each Subsidiary (as defined below), (i) its name, (ii) the jurisdiction of its organization, the number of its authorized shares or other equity interests, (iii) the number of its outstanding shares or other equity interests of each class or series and (iv) the name of the owner and the number and percentage of outstanding shares or other equity interests of each class or series of such Subsidiary owned of record and, if different, owned beneficially by the Company and any other person. All of the outstanding capital stock and other equity interests of each of the Subsidiaries is validly issued, fully paid and nonassessable and was issued in compliance with all applicable federal and state securities or “blue sky” laws and regulations. There are no Securities Rights relating to any shares of capital stock, other equity interests or other securities of any of the Subsidiaries. The Company and the Subsidiaries have good, marketable and exclusive title to the shares or other equity interests disclosed on Schedule 3.3(a) as being owned by each of them, free and clear of all Encumbrances. All rights and powers to vote such shares or other equity interests are held exclusively by the Company, directly or indirectly through one or more of the Subsidiaries, as the case may be. For the purposes hereof, a “Subsidiary” means any corporation, limited liability company, partnership, joint venture or other entity in which the Company owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.
          (b) Except as disclosed on Schedule 3.3(b), since August 17, 2007 the Company has not owned any equity interest in any corporation, limited liability company, partnership, joint venture or other entity.
          3.4. Enforceability; Authority; Execution; No Inconsistent Agreements; Etc.
          (a) This Agreement is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors’ rights generally, and the availability of equitable remedies.
          (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or bylaws of the Company, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any note, bond, mortgage, lease, indenture, agreement or obligation to which the Company is a party, pursuant to which the Company otherwise receives benefits, or to which any of the properties of the Company is subject. The Company has all requisite power and full legal right to enter into this Agreement and to enter into the transactions contemplated hereby, and to perform all of its agreements and obligations hereunder and thereunder, each in accordance with their respective terms. This Agreement and the transactions contemplated hereby have been approved in accordance with the charter and bylaws of the Company as well as the provisions of the Florida Business Corporation Act (including, without limitation, Section 607.0832 and Section 607.0901 thereof.
          3.5. Corporate Records. The statutory records, including the stock register and minute books of the Company, fully reflect all issuances, transfers and redemptions of its capital stock, correctly show and will correctly show the total number of shares of its capital stock issued and outstanding on the Closing Date, the charter or other organizational documents and all amendments thereto, and bylaws as amended and currently in force. Copies of all such materials have been previously delivered to the Buyers by or on behalf of the Company.
          3.6. Financial Statements; SEC Reporting.
          (a) The SEC Reports (as defined below) contain (i) the audited consolidated financial statements of the Company including the consolidated balance sheet of the Company and the Subsidiaries as of June 30, 2007, and the consolidated statements of operations and cash flow of the Company and the Subsidiaries for the fiscal year ended June 30, 2007 as reported on the Company’s Form 10KSB/A and (ii) the unaudited consolidated financial statements of the Company including the consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2008 and the consolidated statements of operations and cash flow of the Company and the Subsidiaries for the nine months ended March 31, 2008. All the foregoing financial statements are referred to herein collectively as the “Company Financial Statements.”
          (b) The Company Financial Statements have been and will be prepared in accordance with U.S. GAAP, applied on a consistent basis (except that the unaudited statements do not contain all the disclosures required by GAAP), and fairly reflect and will reflect in all material respects the financial condition of the Company and the Subsidiaries as of the dates thereof and the results of the operations of the Company and the Subsidiaries for the periods then ended. The Company and its Subsidiaries (i) make and keep and, for all periods covered by the Company Financial Statements, have made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) maintain and, for all periods covered by the Financial Statements, have maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s and its Subsidiaries’ auditors have not notified the Company or any of its Subsidiaries of any deficiencies in the design or operation of the Company’s or any of its Subsidiaries’ internal controls in connection with its audits of the Company Financial Statements.
          (c) Except as set forth on Schedule 3.6(c), since August 17, 2007, the Company has timely filed all reports, schedules, forms, statements and other documents (the “SEC Reports”) required to be filed by it with the United States Securities and Exchange

Commission (the “Commission”) pursuant to reporting requirements under the Exchange Act of 1934, as amended (the “Exchange Act”). Except as set forth on Schedule 3.6(c), as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder. The SEC Reports, as of their respective dates, did not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          3.7. Liabilities. Neither the Company nor any Subsidiary has any material debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except: (a) those reflected in the Company Financial Statements, including the notes thereto, and (b) liabilities incurred in the ordinary course of business thereafter.
          3.8. Absence of Changes. Except as described in Schedule 3.8 and in the other Schedules to this Agreement, from the date of the most recent Company Financial Statements to the date of this Agreement:
          (a) there has not been any adverse change in the business, assets, liabilities, results of operations or financial condition of the Company or any Subsidiary or in each of their relationships with suppliers, customers, employees, lessors or others other than changes in the ordinary course of business, none of which, singularly or in the aggregate, have had or will have a material adverse effect on the business, properties or financial condition of the Company or any Subsidiary, except for the incurrence of additional accrued expenses in connection with the transactions contemplated by this Agreement, including the acquisition of Tritronics, Inc. (all of which have been paid as of the date hereof); and
          (b) the Company and each Subsidiary has complied with the covenants and restrictions set forth in Section 5 to the same extent as if this Agreement had been executed on, and had been in effect since, the date of the most recent Company Financial Statements.
          3.9. Title to Properties. The Company and each Subsidiary has good and marketable title to all of its properties and assets, real and personal, including, but not limited to, those reflected in the Company Financial Statements (except as since sold or otherwise disposed of in the ordinary course of business, or as expressly provided for in this Agreement), free and clear of all Encumbrances of any kind or character except: (a) those securing liabilities of the Company or any Subsidiary incurred in the ordinary course (with respect to which no material default exists); and (b) imperfections of title and Encumbrances, if any, which, in the aggregate (i) are not substantial in amount; (ii) do not detract from the value of the property subject thereto or impair the operations of the Company or any Subsidiary; and (iii) do not have a material adverse effect on the business, properties or assets of the Company or any Subsidiary.
          3.10. Compliance With Law. The business and activities of the Company and each Subsidiary has at all times since August 17, 2007 been conducted in accordance with its charter and bylaws (or other governing documents) and any applicable law, regulation, ordinance, order, License (defined below), permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry, or body, including, without limitation, the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the

Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated under those acts, except where the failure to do so would not result in a material adverse effect on the Company or any Subsidiary.
          3.11. Taxes. The Company and each Subsidiary has duly filed all material federal, state, local and foreign tax returns and reports, and all returns and reports of all other governmental units having jurisdiction with respect to taxes imposed on it or on its income, properties, sales, franchises, operations or employee benefit plans or trusts, all such returns were complete and accurate when filed, and all taxes and assessments payable by the Company or any Subsidiary have been paid to the extent that such taxes have become due. All taxes accrued or payable by the Company or any Subsidiary for all periods through June 30, 2007 have been accrued or paid in full, whether or not due and payable and whether or not disputed. The Company and each Subsidiary has withheld proper and accurate amounts from its employees for all periods in full compliance with the tax withholding provisions of applicable foreign, federal, state and local tax laws. There are no waivers or agreements by the Company or any Subsidiary for the extension of time for the assessment of any taxes. The tax returns of the Company and each Subsidiary have never, since July 31, 2002, been examined by any authority or other administrative body or court of any state or country. There are not now any examinations of the income tax returns of the Company or any Subsidiary pending, or to the Company’s knowledge any proposed deficiencies or assessments against the Company or any Subsidiary of additional taxes of any kind. The Company and each Subsidiary shall duly and timely prepare and file all material federal, state, local and foreign tax returns and reports for 2007, and all returns and reports of all other governmental units having jurisdiction with respect to taxes imposed on the Company or on its income, properties, sales, franchises, operations or employee benefit plans or trusts, and all such returns will be complete and accurate when filed.
          3.12. Real Properties. Neither the Company nor any Subsidiary has an interest in any real property, except for the Leases (as defined below).
          3.13. Leases of Real Property. All leases pursuant to which the Company or any Subsidiary is lessee or lessor of any real property (the “Leases”) are listed on Schedule 3.13 and are valid and enforceable in accordance with their terms. There is not under any of such Leases (a) any material default or any claimed material default by the Company or any Subsidiary or any event of default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Subsidiary and in respect to which the Company or such Subsidiary has not taken adequate steps to prevent a default on its part from occurring or (b) to the knowledge of the Company, any material default by any lessee of the Company or any Subsidiary or any event of default or event which with notice or lapse of time, or both, would constitute a material default by any such lessee. The copies of the Leases heretofore furnished to Buyers are true, correct and complete, and such Leases have not been modified in any respect since the date they were so furnished, and are in full force and effect in accordance with their terms. The Company and each Subsidiary is lawfully in possession of all real properties of which it is a lessee (the “Leased Properties”).
          3.14. Contingencies. Except as disclosed on Schedule 3.14, there are no actions, suits, claims or proceedings pending, or to the knowledge of the Company threatened against, by or affecting, the Company or any Subsidiary in any court or before any arbitrator or governmental agency that may have a material adverse effect on the Company or any Subsidiary or which could materially and adversely affect the right or ability of the Company to consummate the transactions contemplated hereby. To the knowledge of the Company, there is no valid basis upon which any such action, suit, claim, or proceeding may be commenced or asserted against it. There are no unsatisfied judgments against the Company or any Subsidiary and no consent decrees or similar agreements to which the Company or any Subsidiary is subject and which could have a material adverse effect on the Company or any Subsidiary.
          3.15. Products Liability; Warranties; Insurance. Neither the Company nor any Subsidiary has incurred any unpaid loss, damage, liability, fine, penalty, cost or expense (each, a “Liability”) that is not fully covered by insurance relating to any product manufactured, distributed or sold by the Company or any Subsidiary prior to the Closing, pursuant to a claim or potential claim that such products are or were defective or improperly designed or manufactured or are in breach of any express or implied product warranty.
          3.16. Intellectual Property Rights.
          (a) The Company and each Subsidiary owns and possesses all right, title and interest in and to, or has a valid license to use, all of its Proprietary Rights (as defined below) necessary for the operation of its business as presently conducted and none of such Proprietary Rights have been abandoned;
          (b) No claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or, to the knowledge of the Company, is threatened, and to the knowledge of the Company there is no reasonable basis for any such claim.
          (c) Neither the Company, any Subsidiary nor any registered agent of any of the foregoing has received any notice of, nor is the Company aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Proprietary Rights, nor has the Company, any Subsidiary or any registered agent of any of them received any claim of infringement or misappropriation of or other conflict with any Proprietary Rights of any third party.
          (d) Neither the Company nor any Subsidiary has infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties, and the Company is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company or any Subsidiary as presently operated and as contemplated to be operated or as a result of the consummation of the transactions contemplated hereby.
          (e) All employees who have contributed to or participated in the conception and/or development of all or any part of the Proprietary Rights which are not licensed to the Company or a Subsidiary from a third party either (i) have been party to a “work-for-hire” arrangement or agreement with the Company or the Subsidiary, in accordance with applicable federal and state law, that has accorded the Company or the Subsidiary full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of the Company or the Subsidiary as assignee that have conveyed to the Company or the Subsidiary full, effective and exclusive ownership of all tangible and intangible property thereby arising.
          (f) The consummation of the transactions contemplated by this Agreement will not adversely affect the right of the Company or any Subsidiary to continue to use the Proprietary Rights. To the extent that the registration of any Proprietary Right is required by law, such Proprietary Right has been duly and validly registered or filed, and any fees that are necessary to maintain in force any Proprietary Rights or registrations thereof have been paid. Schedule 3.16(f) sets forth a list and description of the copyrights, trademarks, service marks, trade dress, trade names and domain names used or held by the Company or any Subsidiary and, where appropriate, the date, serial or registration number, and place of any registration thereof.
          (g) As used herein, the term “Proprietary Rights” means all proprietary information of the Company or any Subsidiary, as the case may be, including all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), all trademarks, service marks, trade dress, trade names, corporate names, domain names, copyrights, all trade secrets, confidential information, ideas, formulae, compositions, know-how, processes and techniques, drawings, specifications, designs, logos, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and related information and all other proprietary, industrial or intellectual property rights relating to the business of the Company or any Subsidiary.
          3.17. Material Contracts. Schedule 3.17 contains a complete list of all contracts of the Company and its Subsidiaries that (i) involve consideration in excess of the equivalent of $50,000, (ii) have a term of one year or more, (iii) is a collective bargaining or similar agreement, (iv) is a tax sharing or similar agreement or (iv) materially restricts a Company from engaging in any business activity anywhere in the world (the “Material Contracts”). Except as disclosed on Schedule 3.17, (a) the Company or the applicable Subsidiary has performed all material obligations to be performed by them under all such contracts, and is not in material default thereof, (b) no condition exists or has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by the Company or the Subsidiary or accelerate the maturity of, or otherwise modify, any such contract, and (c) all such contracts are in full force and effect. No material default by any other party to any of such contracts is known or claimed by the Company or any Subsidiary to exist.
          3.18. Employee Benefit Matters.
          (a) Except as disclosed on Schedule 3.18, the Company and the Subsidiaries do not provide, nor are any of them obligated to provide, directly or indirectly, any benefits for employees other than salaries, sales commissions and bonuses, including, but not limited to, any pension, profit sharing, stock option, retirement, bonus, hospitalization, insurance, severance, vacation or other employee benefits (including any housing or social fund contributions) under any practice, agreement or understanding.

          (b) Each employee benefit plan maintained by or on behalf of the Company, any Subsidiary or any other party (including any terminated pension plans) which covers or covered any employees or former employees of the Company or any Subsidiary (collectively, the “Employee Benefit Plan”) is listed on Schedule 3.18. The Company has delivered to Buyers true and complete copies of all such plans and any related documents. With respect to each such plan (a) no litigation, administrative or other proceeding or claim is pending, or to the knowledge of the Company, threatened or anticipated involving such plan; (b) there are no outstanding requests for information by participants or beneficiaries of such plan; and (c) such plan has been administered in compliance in all material respects with all applicable laws and regulations.
          (c) The Company, or the applicable Subsidiary, has timely made payment in full of all contributions to all of the Employee Benefit Plans which the Company, or the applicable Subsidiary, was obligated to make prior to the date hereof; and there are no contributions declared or payable by the Company, or the applicable Subsidiary, to any Employee Benefit Plan which, as of the date hereof, have not been paid in full.
          3.19. Possession of Franchises, Licenses, Etc. The Company and each Subsidiary (a) possesses all material franchises, certificates, licenses, permits and other authorizations (collectively, the “Licenses”) from governmental authorities, political subdivisions or regulatory authorities that are necessary for the ownership, maintenance and operation of its business in the manner presently conducted; (b) is not in violation of any provisions thereof, except to the extent that such violations, in the aggregate would not have a material adverse effect on the Company; and (c) has maintained and amended, as necessary, all Licenses and duly completed all filings and notifications in connection therewith.
          3.20. Environmental Matters. Except as set forth on Schedule 3.20, (i) neither the Company nor any Subsidiary is in violation, in any material respect, of any Environmental Law (as defined below); (ii) the Company and each Subsidiary has received all permits and approvals with respect to emissions into the environment and the proper collection, storage, transport, distribution or disposal of Wastes (as defined below) and other materials required for the operation of its business at present operating levels; and (iii) neither the Company nor any Subsidiary is liable or responsible for any material clean up, fines, liability or expense arising under any Environmental Law, as a result of the disposal of Wastes or other materials in or on the property of the Company (whether owned or leased), or in or on any other property, including property no longer owned, leased or used by the Company or any Subsidiary. As used herein, (a) “Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other “Superfund” or “Superlien” law or any other federal, or applicable state or local statute, law, ordinance, code, rule, regulation, order or decree (foreign or domestic) regulating, relating to, or imposing liability or standards of conduct concerning, Wastes, or the environment; and (b) “Wastes” means and includes any hazardous, toxic or dangerous waste, liquid, substance or material (including petroleum products and derivatives), the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

          3.21. Agreements and Transactions with Related Parties. Except as disclosed on Schedule 3.21 or in the SEC Reports, neither the Company nor any Subsidiary is, and since the date of the Company Balance Sheet has not been, a party to any contract, agreement, lease or transaction with, or any other commitment to, (a) a shareholder, (b) any person related by blood, adoption or marriage to shareholder, (c) any director or officer of the Company or any Subsidiary, (d) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least five percent (5%) beneficial interest in the capital stock or other type of equity interest in such corporation or other entity, or (e) any partnership in which any such party is a general partner or a limited partner having a five percent (5%) or more interest therein (any or all of the foregoing being herein referred to as a “Related Party” and collectively as the “Related Parties”). Without limiting the generality of the foregoing, except as set forth on Schedule 3.21, (a) no Related Party, directly or indirectly, owns or controls any assets or properties which are or have since the date of the Company Balance Sheet been used in the business of the Company or any Subsidiary and (b) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business: (i) which is or which within the last two (2) years has been a competitor, customer or supplier of, or has done business with, the Company or any Subsidiary or (ii) which as of the date hereof sells or distributes products or provides services which are similar or related to the products or services of the Company or any Subsidiary.
          3.22. Business Practices. Except as set forth in Schedule 3.22, neither the Company nor any Subsidiary has, at any time, directly or indirectly, made any contributions or payment, or provided any compensation or benefit of any kind, to any municipal, county, state, federal or foreign governmental officer or official, or any other person charged with similar public or quasi-public duties, or any candidate for political office. The Company’s and the Subsidiaries’ books, accounts and records (including, without limitation, customer files, product packaging and invoices) accurately describe and reflect, in all material respects, the nature and amount of the Company’s products, purchases, sales and other transactions. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has engaged, directly or indirectly, in: (a) the practice known as “double-invoicing” or the use or issuance of pro-forma or dummy invoices; or (b) the incorrect or misleading labeling, marketing or sale of refurbished goods as new goods.
          3.23. Shareholder Matters. None of the transactions or matters contemplated by this Agreement require the approval of the Company’s shareholders (other than the consent of Holders of a majority of the outstanding shares of Series C Preferred Stock).
          3.24. Full Disclosure. No representation or warranty of the Company contained in this Agreement, and none of the statements or information concerning the Company or any of its Subsidiaries contained in this Agreement and the Schedules, when taken together as a whole, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4. REPRESENTATIONS AND WARRANTIES OF BUYER.
     To induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, each Buyer represents and warrants, severally and not jointly, to and covenants with the Company as follows:
          4.1. Organization. The Buyer is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction. The Buyer has all requisite power and authority to execute, deliver and carry out the terms of this Agreement and the consummation of the transactions contemplated herein.
          4.2. Execution; No Inconsistent Agreements; Etc.
          (a) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized and approved by the Buyer and this Agreement is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors’ rights generally, and the availability of equitable remedies.
          (b) The execution and delivery of this Agreement by the Buyer does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or bylaws of the Buyer, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which the Buyer is a party, pursuant to which any of them otherwise receive benefits, or by which any of their properties may be bound.
          4.3. Investment Representations.
          (a) The Buyer is purchasing the Series E Preferred Stock for investment purposes and not with a view to the sale or distribution, by public or private sale or other disposition, and the Buyer has no present intention of selling, granting any participation in or otherwise distributing or disposing of any of the Series E Preferred Stock.
          (b) The Buyer has been offered the opportunity to ask questions of, and receive answers from the Company’s management, and the Buyer has been given full and complete access to all available information and data relating to the business and assets of the Company and has obtained such additional information about the Company as the Buyer has deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to the Company and, except as set forth herein, has not relied on any representation, warranty or other statement concerning the Company and its evaluation of the decision to consummate the transactions contemplated herein. In its judgment, the Buyer is sufficiently familiar with the Company to enable the Buyer to proceed with the transactions contemplated hereby.

          (c) The Buyer is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
          (d) The Buyer is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of the Company and the Buyer’s financial position is such that the Buyer can afford to retain its shares of Company Series E Preferred Stock for an indefinite period of time without realizing any direct or indirect cash return on its investment.
          5. RESERVED.
          6. CONDITIONS TO OBLIGATIONS OF ALL PARTIES.
     The obligation of Buyers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions; any or all of which may be waived in whole or in part by the joint agreement of Buyers and the Company:
          6.1. Absence of Actions. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that the within transactions (or any other pending transaction involving Buyers or the Company when considered in light of the effect of the within transactions) shall constitute a violation of law or give rise to material liability on the part of the Company or the Buyers.
          6.2. Governmental Consents. All applicable notices, approvals and consents to or from all governmental authorities and self regulatory organizations that are required to be made or obtained in connection with the consummation of the transactions contemplated by this Agreement, shall have been made or obtained.
          7. CONDITIONS TO OBLIGATIONS OF THE BUYERS.
     All obligations of the Buyers to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the initial Closing, any or all of which may be waived in whole or in part by Buyers:
          7.1. Representations and Warranties. The representations and warranties contained in Section 3 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of the Company in connection with the transactions contemplated by this Agreement shall be true, correct and complete in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true, correct and complete at and as of the Closing Date in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).
          7.2. Compliance with Agreements and Conditions. The Company shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
          7.3. Absence of Material Adverse Changes. No material adverse change in the business, assets, financial condition, or prospects of the Company and its Subsidiaries (taken as a whole) shall have occurred, no substantial part of the assets of the Company or any Subsidiary not substantially covered by insurance shall have been destroyed due to fire or other casualty, and no event shall have occurred which has had or could reasonably be expected to have a material adverse effect on the business, assets, financial condition or prospects of the Company and its Subsidiaries (taken as a whole).
          7.4. Closing Covenants. The Company shall have taken all of the actions required to be taken by it at or prior to the Closing pursuant to Section 1.3 herein.
          7.5. Opinion. The Company shall have delivered to the Buyers an opinion of counsel of the Company in form and substance satisfactory to HIG.
          7.6. Proceedings and Documents Satisfactory. The Company shall have delivered to the Buyers such other documents and instruments as the Buyers deem reasonably necessary or desirable to consummate the transactions contemplated hereby. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyers in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyers, and the Buyers shall have received the originals or certified or other copies of all such records and documents as the Buyers may reasonably request. The Buyers shall have completed its due diligence investigation of the Company and shall be satisfied, in its sole discretion, with the results of such investigation.
          8. CONDITIONS TO OBLIGATIONS OF THE COMPANY.
     All of the obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by the Company:
          8.1. Representations and Warranties. The representations and warranties contained in Section 4 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Buyers in connection with the transactions contemplated by this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of the Closing Date in all material respects

(except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).
          8.2. Compliance with Agreements and Conditions. The Buyers shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by the Buyers prior to or on the Closing Date.
          9. INDEMNITY.
          9.1. Indemnification by the Company. The Company shall defend, indemnify and hold harmless the Buyers, each of their direct and indirect parent corporations, subsidiaries and affiliates, and each of their officers, members, directors, employees, attorneys and agents (hereinafter collectively called “Buyer Indemnitees”) against and in respect of any and all loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys’ fees and amounts paid in settlement (collectively, “Buyer Losses”), suffered or incurred by any Buyer Indemnitee by reason of, or arising out of:
          (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant, obligation or agreement of the Company contained in this Agreement or in any certificate, schedule, instrument or document delivered to the Buyers by or on behalf of the Company pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein); and
          (b) any action instituted against a Buyer or a Buyer Indemnitee relating to any of the transactions contemplated by this Agreement (unless such action is based upon a breach of the Buyer’s representations, warranties or covenants under this Agreement or any violations by the Buyer of state or federal securities laws or any conduct by Buyer which constitutes fraud or willful misconduct).
          9.2. Defense of Claims.
          (a) A Buyer Indemnitee seeking indemnification hereunder: (i) shall provide the Company written notice of any claim or action by a third party for which the Company may be liable under the terms of this Agreement, within thirty (30) days after such claim or action arises and is known to the Buyer Indemnitee, and (ii) shall give the Company a reasonable opportunity to participate in any proceedings and to settle or defend any such claim or action. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Company. If the Company wishes to assume the defense of such claim or action, the Company shall give written notice to the Buyer Indemnitee within ten (10) days after notice from the Buyer Indemnitee of such claim or action, and the Company shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Buyer Indemnitee, provided that the Buyer Indemnitee may participate in such defense at their own expense, and the Company shall, in any event, have the right to control the defense of the claim or action. The failure of the Buyer Indemnitee to give any notice required by this Section shall not affect any of such party’s rights under this Section or otherwise, except and to the extent that such failure is actually prejudicial to the rights or obligations of the Company.

          (b) If the Company shall not assume the defense of, or if after so assuming it shall fail to defend, any such claim or action, the Buyer Indemnitee may defend against any such claim or action in such manner as they may deem appropriate and the Buyer Indemnitee may settle such claim or litigation on such terms as they may deem appropriate but subject to the Company’s approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Company if the Company fails to object thereto, by written notice to the Buyer Indemnitee, within fifteen (15) days after the Company’s receipt of a written summary of such settlement. The Company shall promptly reimburse the Buyer Indemnitee for the amount of all expenses, legal and otherwise, incurred by the Buyer Indemnitee in connection with the defense and settlement of such claim or action.
          (c) If a non-appealable judgment is rendered against any Buyer Indemnitee in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of any of the Buyer Indemnitees, the Company shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the Company, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Company shall forthwith pay such judgment or discharge such lien before any Buyer Indemnitee is compelled to do so.
          9.3. Waiver. The failure of any Buyer Indemnitee to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Buyer Indemnitee hereunder, except to the extent that the Company is actually prejudiced by such failure. The Company hereby acknowledges and agrees that the Buyer Indemnitees are third party beneficiaries of this Agreement for purposes of this Section 9.
          10. EXCHANGE TRANSACTIONS.
          10.1. The parties acknowledge that (a) the Series E Preferred Stock investment is being funded as preferred stock initially to provide for a shortfall in debt financing for the Company’s contemplated strategic transactions and (b) the parties may continue to discuss and negotiate terms upon which the preferred stock could be converted to or refinanced with proceeds of indebtedness, or, in the alternative, converted to, or redeemed with the proceeds of, other equity securities. In the event that an Exchange Transaction (as defined below) is negotiated and approved by (i) the Board of Directors of the Company, (ii) an independent committee comprised of disinterested members of the Board of Directors of the Company and (iii) a majority of the holders of the Series E Preferred Stock (an “Approved Transaction”), each Buyer agrees to enter into such Approved Transaction and hereby consents to, waives all rights to object to or dissent from, such Approved Transaction. The Company and the Buyers hereby agree to cooperate fully in any Approved Transaction and not to take any action prejudicial to or inconsistent with such Approved Transaction. Without limiting the generality of the foregoing, each Buyer hereby agrees to (i) exchange or convert such Buyer’s shares of Series E Preferred Stock, or take such other actions in respect of such Buyer’s shares of Series E Preferred Stock, to effectuate the Approved Transaction and (ii) upon request, deliver such Buyer’s shares of Series E Preferred Stock (together with executed instruments of transfer) in escrow to the Company pending the completion of such Approved Transaction. The term “Exchange Transaction” means a transaction pursuant to which the shares of Series E Preferred Stock are converted into or otherwise exchanged for one or more other equity or debt securities of the Company and in which all of the Buyers will receive the same shares or other units of such security or securities on a pro rata basis based upon the number of shares of Series E Preferred Stock held by each Buyer. The consummation of any Exchange transaction shall remain subject to any applicable consent or approval rights of any lender of the Company that may be set forth in the Company’s financing agreements with any such lender.
          10.2. Each Buyer hereby appoints the Majority Buyers as Buyer’s true and lawful proxy and attorney in connection with any Approved Transaction, with full power of substitution, to vote or exercise consent rights with respect to all shares of Series E Preferred Stock owned by such Buyer or over which such Buyer has voting control to effectuate the Approved Transaction. The proxies and powers granted by each Buyer pursuant to this Section 10.2 are coupled with an interest and are given to secure the performance of such Buyer’s duties under this Section 10. Such proxies are irrevocable for so long as this Section 10 remains in effect and will survive the death, incompetence or disability of any Buyer who is an individual and the merger, liquidation or dissolution of any Buyer that is a corporation, limited liability company, partnership or other entity.
          11. DEFINED TERMS
          11.1. Definitions. Definitions for the terms listed below can be found in the following sections:

Defined Term	Section Reference
Agreement	Recitals

Buyers	Recitals

Company	Recitals

Series E Preferred Stock	Recitals

Buyer Stock	1.1

Certificate of Designation	1.1

Encumbrances	1.1

Purchase Price	1.2

Closing	1.3

Closing Date	1.3

Preferred Stock	3.2(a)

Securities Rights	3.2(b)

Subsidiary	3.3(a)

Company Financial Statements	3.6(a)

SEC Reports	3.6(c)

Commission	3.6(c)

Exchange Act	3.6(c)

Securities Act	3.10

Leases	3.13

Leased Properties	3.13

Liability	3.15

Defined Term	Section Reference
Proprietary Rights	3.16(g)

Material Contracts	3.17

Employee Benefit Plan	3.18(b)

Licenses	3.19

Environmental Laws	3.20

Wastes	3.20

Related Party	3.21

Buyer Indemnitees	9.1

Buyer Losses	9.1
          12. MISCELLANEOUS.
          12.1. Notices.
          (a) All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by facsimile, or upon the expiration of one (1) days after the date sent, if sent by federal express (or similar overnight courier service) to the parties at the following addresses:
     (i) If to a Buyer other than HIG, the address set forth on Schedule 1 hereto. If to HIG:
c/o H.I.G. Capital Management, Inc.
855 Boylston Street, 11th Floor
Boston, MA 02116
Attention: John Black, William Nolan
Telephone: 617-262-8455
Telecopy: 617-262-1505
with a copy to:
Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022
Attention: Neil W. Townsend, Esq.
Telephone: 212-705-7722
Telecopy: 212-702-3644

     (ii) If to the Company:
Encompass Group Affiliates, Inc.
420 Lexington Avenue, Suite 2739
New York, New York 10170
Attention: John Donahue
Telephone: (646) 227-1600
Facsimile: (646) 227-1666
With a copy to:
Eckert Seamans Cherin & Melott, LLC
Two Liberty Place
50 South 16th Street, 21st Floor
Philadelphia, PA 19102
Attention: Gary A. Miller
Telephone: (215) 851-8472
Facsimile: (215) 851-8383
          (b) Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.
          12.2. Survival. The representations, warranties, agreements and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by the parties and the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing.
          12.3. Counterparts; Interpretation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. All Schedules hereto shall be deemed a part of this Agreement. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. For purposes of this Agreement: “herein”, “hereby”, “hereunder”, “herewith”, “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph. References to “including” means including without limiting the generality of any description preceding such term. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

          12.4. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard exclusively in the Borough of Manhattan, New York, New York, and expressly consent to the jurisdiction and venue of the state and federal courts therein, for the adjudication of any civil action asserted pursuant to this paragraph. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action in the forum selected hereby.
          12.5. Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, and successors; provided, however, that the Company may not assign this Agreement or any rights hereunder, in whole or in part.
          12.6. Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.
          12.7. Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.
          12.8. Headings. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.
          12.9. Expenses. At the Closing, the Company shall reimburse the Buyers for fees and expenses of the Buyers incurred in connection with its due diligence investigation of the Company prior to the Closing and the negotiation of this Agreement and the transactions contemplated hereby (including, without limitation, the fees, expenses and disbursements of the Buyers’ legal, accounting and other professional advisors). The Company shall also promptly reimburse the Buyers for or pay any and all costs and expenses (including, without limitation, the fees, expenses and disbursements of the Buyers’ legal, accounting and other professional advisors) incurred by the Buyers in connection with (A) the waiver of, enforcement of, or the preservation of any rights under, this Agreement or the Company’s Articles of Incorporation or other governing documents; (B) any stamp and other taxes (other than income taxes) payable with respect to this Agreement or the Buyer Shares; and (C) any filing required by applicable law, rule or regulation with any governmental authority or self regulatory organization with respect to a Buyer’s purchase or holding of the Buyer Stock. Without duplication of any other obligation of the Company to reimburse a Buyer for expenses, the Company shall reimburse each Buyer and its representatives for all reasonable travel expenses incurred in connection with attending any management meeting or any board meetings or board committee meetings. Any fees and expenses to be paid pursuant to this Section 12.9 (other than those to be paid or reimbursed at the Closing) shall be paid or reimbursed within five (5) business days of having been invoiced for such amounts. The Company shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. For the avoidance of doubt, the foregoing provisions shall not apply to any Series D Stockholders that become “Buyers” upon any Subsequent Closing.
          12.10. Finder’s Fees. The Buyers represent to the Company that no broker, agent, finder or other party has been retained by it in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Buyers to be paid for or on account of the transactions contemplated hereby. The Company represents to the Buyer that, no broker, agent, finder or other party has been retained by the Company in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Company to be paid for or on account of the transactions contemplated hereby.
          12.11. Gender. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.
          12.12. Acceptance by Fax. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier, email or otherwise, copies of the signature pages hereto.
          12.13. VB Securities. The shares of Series E Preferred Stock that may be purchased by any Series D Stockholder pursuant hereto shall be deemed to be “VB Securities” of such person for purposes of that certain Stockholder Agreement, dated August 17, 2007, among the Company, HIG and the holders of Series D Preferred Stock of the Company.
          12.14. NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

Execution Copy
     IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

COMPANY: ENCOMPASS GROUP AFFILIATES, INC.
By:	/s/ Wayne I. Danson
	Name:	Wayne I. Danson
	Title:	President and CEO

BUYERS: ACT-DE LLC
By:	/s/ William J. Nolan
	Name:	William J. Nolan
	Title:	Executive Vice President

[Remainder of page left intentionally blank.]

PROSPECT HARBOR CREDIT PARTNERS, L.P.
By:	/s/ Tim Barns
	Name:	Tim Barns
	Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES II, L.P.
By:	/s/ Tim Barns
	Name:	Tim Barns
	Title:	Managing Director

SANKATY CREDIT OPPORTUNITIES III, L.P.
By:	/s/ Tim Barns
	Name:	Tim Barns
	Title:	Managing Director

RGIP, LLC
By:	/s/ Ann L. Milner
	Name:	Ann L. Milner
	Title:	Managing Member

Execution Copy
Schedule 1

Buyer	Shares	Purchase Price ($)
ACT-DE LLC	840	$3,500,000

Prospect Harbor Credit Partners, L.P.	7.10	$29,600

Sankaty Credit Opportunities II, L.P.	14.03	$58,457.15

Sankaty Credit Opportunities III, L.P.	46.75	$194,800

RGIP, LLC	0.69	$2,857.14

Execution Copy
Schedule 1A

Series D Stockholder	Aggregate Price	Number of Shares of Series E
Fred V. Baldwin	$119,047.62	28.57
Robert Coolidge	$214,285.71	51.43
Scott Cameron	$47,619.05	11.43